Exhibit 10.1(a)

AMENDMENT TO

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This AMENDMENT TO EMPLOYMENT AND NON-COMPETITION AGREEMENT (the “Amendment”) is executed on this 6th day of May, 2008, and will be made effective immediately, by and between Addus Healthcare, Inc., an Illinois corporation (“Corporation”), and W. Andrew Wright, an individual domiciled in the State of Illinois (“Executive”).

WITNESSETH:

WHEREAS, Corporation currently employs Executive as its President and Chief Executive Officer pursuant to an EMPLOYMENT AND NON-COMPETITION AGREEMENT that was executed on September 19, 2006 (the “Agreement”), but the parties desire to, among other things, change Executive’s role from President and Chief Executive Officer to Chairman of the Board of Directors.

WHEREAS, in relation to Executive’s changed role, the parties further desire to amend the Agreement as specified herein, but leaving in force all provisions of the Agreement that are not amended by the terms of this Amendment. Capitalized terms herein shall have the same meaning ascribed to them in the Agreement, and the numbering of provisions herein shall correspond to the numbering of provisions in the Agreement that are hereby amended.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Term of Employment. During the Employment Term, Executive shall be expected to devote only part of his business time to the performance of his duties hereunder. Executive’s time commitment in this regard is to be approximately equal to one-half of full business time.

2. Employment Duties. Corporation agrees to employ Executive during the Employment Term as its Chairman of the Board of Directors of the Corporation, subject to the authority of the full Board of Directors of the Corporation (the “Board of Directors”). Executive’s principal duties and responsibilities shall be those typically associated with the position of Chairman of the Board of Directors for a corporation of the size and nature of Corporation. Executive shall no longer have the duties and responsibilities as specified in the Agreement in relation to his former role as President and Chief Executive Officer.

3. Compensation. Corporation will pay Executive as specified in the Agreement, except:

(b) Bonus. On a going-forward basis, Executive shall no longer be entitled to an annual bonus as set forth in paragraph 3(b) of the Agreement.

4. Expenses. In addition to the provisions of Paragraph 4 of the Agreement which are hereby reaffirmed, with respect to any reasonable business expenses incurred by Executive within the Chicago Metropolitan Area during the Employment Term and in connection with the performance of his duties hereunder, Corporation shall reimburse Executive for such local business expenses up to a maximum of $20,000 per calendar year (calculated pro rata for any partial calendar years) regardless of whether Executive submits specific receipts for such local business expenses, provided Executive produces credit card statements or other evidence of his payment of such local business expenses.

5. Fringe Benefits. During the Employment Term, and for an additional period of six (6) months thereafter, Executive shall be entitled to the benefits as set forth in the Agreement, specifically including family health insurance coverage, disability insurance coverage, and life insurance coverage, except:

(b) On a going-forward basis, Executive shall not be entitled to (i) paid vacation or (ii) paid holidays in accordance with Corporation’s established policies. The Corporation shall pay Executive an amount equal to all accrued and unused vacation on the Corporation’s next regular payroll date after the execution of this Amendment.

8. Rights Upon Termination. Paragraph 8(b)(iv) is amended in part as follows:

… (iv) conditioned upon Executive’s compliance with the post-employment restrictions described in Paragraph 9 below, severance pay in the total amount of the greater of either:

Three (3) times Executive’s annual Base Salary, with the annual increases as set forth in Paragraph 3(a), to be paid in equal installments on the Corporation’s regular pay dates for three (3) years following termination of Executive’s employment by Corporation (subject to customary withholding and payroll taxes), or

The continuation of Base Salary payments through September 19, 2011, with the annual increases as set forth in Paragraph 3(a), to be paid in equal installments on the Corporation’s regular pay dates for three (3) years following termination of Executive’s employment by Corporation (subject to customary withholding and payroll taxes);

provided; however, that if a Change in Control (as hereafter defined) occurs….

17. Governing Law. This Amendment, like the Agreement, shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

CORPORATION:

ADDUS HEALTHCARE, INC.

By:	/s/ Mark S. Heaney

EXECUTIVE:

By:	/s/ W. Andrew Wright